Exhibit 5.1

[LETTERHEAD OF CF INDUSTRIES HOLDINGS, INC.]

April 21, 2009

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, Illinois 60015

Ladies and Gentlemen:

I am Vice President, General Counsel, and Secretary of CF Industries Holdings, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the registration of 5,808,728 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2009 Equity and Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, I have examined and relied on originals or copies of the following: (i) the registration statement on Form S-8 of the Company relating to the Plan as filed with the Securities and Exchange Commission (the “Commission”) on April 21, 2009 (such registration statement being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate evidencing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Company; (iv) the Amended and Restated By-laws of the Company, as amended to date; (v) the Plan; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plan. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates, and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth below is subject to the following further qualifications, assumptions, and limitations:

a)              I have assumed that, prior to the issuance of any Shares, the Company and the recipient of an award under the Plan will have duly entered into an applicable award agreement, and the issuance of any such shares will be in accordance with the terms of the Plan; and

b)             I have also assumed that, prior to the issuance of any Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company authorizing the issuance of such shares and/or the consideration contemplated pursuant to the terms of the Plan (including any consideration provided for in an award agreement).

I am admitted to practice law in the State of Illinois, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when awarded by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company and issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Douglas C. Barnard
Douglas C. Barnard
Vice President, General Counsel, and Secretary